Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated April 12, 2021, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, relating to the financial statements of Applied Energetics, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2020, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ RBSM LLP

Henderson, Nevada
December 10, 2021